Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 7, 2007

TOYOTA MOTOR CREDIT CORPORATION
12NC1: 12-Month USD LIBOR Range Accrual Notes (the "Notes")

General

	Issuer:		Toyota Motor Credit Corporation

	Issuer Rating:	Aaa/AAA

	Agent:		Merrill Lynch, Pierce, Fenner & Smith Incorporated

	CUSIP:		89233PM94

	Principal Amount:	US $10,000,000 (may be increased prior to
						Original Issue Date)

	Trade Date:		November 7, 2007

	Original Issue Date:	November 26, 2007

	Stated Maturity Date:	November 26, 2019

	Issue Price:		100%

	Net Proceeds to Issuer:	100%

	Agent's Discount or Commission:	0.00%.  The Agent will enter into
swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.

	Reoffer Price:		100%

	Business Days:		New York

	Minimum Denominations:	$1,000 and $1,000 increments thereafter

	Settlement:		DTC

	Form of Note:		Book-entry only

	Calculation Agent:	Merrill Lynch Capital Services, Inc.

	Specified Currency:U.S. Dollars

	Redemption:		The Notes are subject to redemption by the
Issuer, in whole, at par, on November 26, 2008 and on each Interest Payment Date thereafter with 10 calendar days' notice.

Interest

	Reference Rate:	12-Month USD LIBOR-BBA, as taken from Reuters Page
LIBOR01 as of 11:00 a.m. London time. In the event that the aforementioned page is unavailable or cancelled, the method of observation shall be determined as set forth in the Pricing Supplement.

	Interest Rate:	7.25% * (n/N); where,
	"n" is the total number of calendar days in the applicable Interest Calculation Period that the Reference Rate is within the Reference Rate Range; and
	"N" is the total number of calendar days in the applicable Interest Calculation Period.
	For the purpose of calculating the value of "n", for each calendar day in an Interest Calculation Period that is not a London Banking Day, the Reference Rate will revert to the setting on the previous London Banking Day.

	Reference Rate Range:	0.00% < Reference Rate <= 7.00%

	Interest Payment Dates:	Quarterly, on each February 26, May 26,
August 26 and November 26, commencing with a first interest payment on February 26, 2008.

	Interest Calculation Period:	The quarterly period from and
including the Original Issue Date (in the case of the first Interest Payment Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.

	Minimum Interest Rate:		0.00%

	Day Count Convention:		30 / 360

	Business Day Convention:	Following

	Period End Dates:		Unadjusted

	Rate Cut-off:	The Reference Rate determined on the fifth New
York Business Day preceding the applicable Interest Payment Date (or Maturity Date, as applicable) will apply to such New York Business Day and each of the remaining calendar days in the related Interest Calculation Period. If the fifth New York Business Day preceding an Interest Payment Date (or Maturity Date, as applicable) is not a London Banking Day, then the Reference Rate in effect on the immediately preceding London Banking Day shall so apply.


Risk Factors

      Investing in the Notes involves a number of risks, including risks associated with an investment in ordinary fixed rate notes. An investment in range accrual notes such as the Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the Reference Rate, and other events that are difficult to predict and beyond the Issuer's control. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount Of Interest Payable On The Notes Is Uncertain And Could Be
0.0%.

      No interest will accrue on the Notes with respect to any calendar day on which the Reference Rate is outside the Reference Rate Range. For every calendar day on which the Reference Rate is outside the Reference Rate Range, the effective interest rate for the applicable Interest Calculation Period will be reduced, and if the Reference Rate is outside the Reference Rate Range with respect to an entire Interest Calculation Period, the effective interest rate for that Interest Calculation Period will be 0.0%.

The Yield On The Notes May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.

      The Notes will bear interest at a rate of 0.0% per annum with respect to any calendar day on which the Reference Rate is outside the Reference Rate Range. As a result, if the Reference Rate is outside the Reference Rate Range for a substantial number of calendar days during an Interest Calculation Period, the effective yield on the Notes for such Interest Calculation Period may be less than what would be payable on conventional, fixed-rate redeemable notes of the Issuer of comparable maturity.

The Reference Rate Determined On The Fifth New York Business Day Preceding The Applicable Interest Payment Date (Or Maturity Date, As Applicable) Will Apply To Such New York Business Day And Each Of The Remaining Calendar Days In The Related Interest Calculation Period. If The Fifth New York Business Day Preceding An Interest Payment Date (Or Maturity Date, As Applicable) Is Not A London Banking Day, Then The Reference Rate In Effect On The Immediately Preceding London Banking Day Shall So Apply.

      Because the Reference Rate for the London Banking Day occurring on or immediately preceding the five New York Business Days prior to an Interest Payment Date will be the Reference Rate for the remainder of the related Interest Calculation Period, if the Reference Rate for that London Banking Day is not within the Reference Rate Range, no interest will be paid on the Notes with respect to the remaining calendar days in that Interest Calculation Period, even if the Reference Rate on any of the subsequent remaining calendar days were actually within the Reference Rate Range.

The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some Of These Factors Include:
         *	Changes in the level of the Reference Rate
         *	Volatility of the Reference Rate
         *	Changes in U.S. interest rates

The Historical Performance Of the Reference Rate Is Not An Indication Of Its Future Performance.

      Historical performance of the Reference Rate, which is included in this document, should not be taken as an indication of the future performance during the term of the Notes. Changes in the level of the Reference Rate will affect the trading price of the Notes, but it is impossible to predict whether such level will rise or fall.


Additional Information

Interest Accrual- Hypothetical Example

      The table below presents examples of hypothetical quarterly interest that would accrue on the Notes based on the total number of calendar days in an Interest Calculation Period beginning on November 26, 2007 and ending on (and excluding) February 26, 2008 on which 12-month LIBOR is determined or deemed to be greater than 0.0% and less than or equal to 7.0%. The table assumes that the Interest Calculation Period contains 92 calendar days and that an interest rate of 7.25% per annum is used as the percentage in the interest rate formula.

      The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual quarterly interest payments will depend on the actual number of calendar days in each Interest Calculation Period and the actual interest rate.

	n	Hypothetical Quarterly Interest Rate Accrued Per Annum
       ----	------------------------------------------------------
	0	0.00%
	25	1.97%
	50	3.94%
	75	5.91%
	92	7.25%


Historical Data on 12-Month LIBOR

      12-month LIBOR is a daily reference rate based on the interest rates in the London interbank money market. The following table sets forth, for each of the reference periods indicated, the high and low level of 12-month LIBOR. The historical performance of 12-month LIBOR should not be taken as an indication of the future performance of 12-month LIBOR during the term of the Notes.

		Year	Quarter	Maximum	Minimum
		----	-------	-------	-------
		2002	1	3.08250	2.13000
			2	3.05625	2.19375
			3	2.30000	1.72500
			4	2.01000	1.44250
		2003	1	1.55000	1.19000
			2	1.45000	0.99000
			3	1.49125	1.16000
			4	1.63000	1.24000
		2004	1	1.51000	1.28250
			2	2.50000	1.34000
			3	2.48250	2.19375
			4	3.12000	2.40500
		2005	1	3.85000	3.11000
			2	3.89375	3.59875
			3	4.44000	3.87500
			4	4.88000	4.48438
		2006	1	5.28750	4.78688
			2	5.76625	5.28000
			3	5.74938	5.27750
			4	5.43938	5.11000
		2007	1	5.44000	5.12000
			2	5.50656	5.21938
			3	5.45938	4.84625
			4*	5.08875	4.60313

		*through November 7, 2007


The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-866-500-5408.

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